PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION AND STANDARD BANK
AGREE TO AMEND CREDIT AGREEMENT

NEW YORK, July 7, 2010 - Capital Gold Corporation (NYSE AMEX:CGC; TSX:CGC) announced that yesterday it closed a First Amended and Restated Credit Agreement with Standard Bank Plc., which will increase the Company’s previous line of credit.

The Amended Credit Agreement amends and restates the prior credit agreement between the parties dated July 17, 2008 (the “Credit Agreement”).  The Credit Agreement was further amended to increase the aggregate principal of the senior secured revolving credit facility from U.S. $5,000,000 to $7,500,000. Amounts borrowed under the Revolving Facility bear interest at a rate per annum equal to the LIBO Rate, as defined in the Credit Agreement, for the applicable interest period plus the applicable margin.  The applicable margin for the Revolving Facility is 3.0% per annum.  The Borrowers are to use the proceeds of the Revolving Facility to fund general corporate and working capital requirements in connection with the El Chanate gold mining project and the Saric gold exploration project.

Capital Gold’s Chairman, Stephen M. Cooper, said, “We are pleased to be continuing our relationship with Standard Bank, which will be instrumental to our future growth. We started working with Standard Bank when we began the El Chanate project, and we look forward to maintaining this long and productive relationship as we move ahead to achieve our objectives."

Ted Kavanagh, Director of Standard Americas, Inc., (a member company of the Standard Bank Group Limited) in New York, said “The El Chanate mine has surpassed expectations since it began gold production in 2007.  We are pleased to continue our relationship with Capital Gold as it grows its business in northern Mexico.”

For more detailed information on the Amended Credit Agreement, please see the disclosure in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2010.

About Capital Gold
Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico. It also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

About Standard Bank
Standard Bank is a leading African banking group focused on emerging markets globally.  It has been a mainstay of South Africa's financial system for over 145 years, and now spans 17 countries across the African continent.  Its international expansion has taken it to 16 countries outside Africa including Brazil, Russia and China.  Its headquarters are in Johannesburg and it is listed on the Johannesburg Stock Exchange.  Standard Bank's Corporate and Investment Banking division is a leading global emerging markets corporate and investment bank and offers its clients banking, trading, investment, risk management and advisory services in developing economies throughout the world.   It has specific sector expertise in industries relevant to its global footprint, with strong sector value propositions in: mining & metals; oil, gas & renewables; telecommunications & media; power & infrastructure and financial institutions.
Standard Bank Plc in London is the bank's principal international subsidiary.  It is authorised and regulated by the Financial Services Authority, and is a member of the London Stock Exchange, the London Bullion Market Association, the London Metal Exchange, the London Platinum and Palladium Market and the New York Mercantile Exchange (COMEX Division).
For further information visit: www.standardbank.com/cib.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding a national stock exchange listing and future growth of the company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com